Filed pursuant to 424(b)(3)

Registration No. 333-175340

INDUSTRIAL INCOME TRUST INC.

SUPPLEMENT NO. 10 DATED FEBRUARY 27, 2013

TO THE PROSPECTUS DATED APRIL 17, 2012

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Industrial Income Trust Inc., dated April 17, 2012 (the “Prospectus”), as supplemented by Supplement No. 9 dated January 14, 2013. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

TABLE OF CONTENTS

		Supplement No. 10 Page Number	Prospectus Page Number
A.	Update to the Sections of the Prospectus Titled “Prospectus Summary—Compensation to the Advisor and Affiliates” and “Management Compensation”	S-1	5-7, 117, 119
B.	Update to the Section of the Prospectus Titled “The Advisor and the Advisory Agreement”	S-1	109, 112

A. Update to the Sections of the Prospectus Titled “Prospectus Summary—Compensation to the Advisor and Affiliates” and “Management Compensation”

1. As described in Section B of this Supplement, we, the Operating Partnership, and the Advisor entered into a fourth amended and restated advisory agreement, dated as of February 21, 2013. The advisory agreement was amended and restated in order to renew the advisory agreement for an additional year and to clarify the acquisition fees payable to the Advisor in connection with service related to the development, construction, improvement and stabilization of real properties and to define the term “disposition” with respect to the asset management fees payable to the Advisor.

The description set forth below clarifies and updates the description of asset management fees payable to the Advisor in connection with a disposition under the heading “Asset Management Fees” in the sections titled “Prospectus Summary—Compensation to the Advisor and Affiliates” and “Management Compensation” on pages 6-7 and 119, respectively, of the Prospectus. The following description defines the term “disposition” with respect to the asset management fees payable to the Advisor:

The term “disposition” shall include (a) a sale of one or more assets, (b) a sale of one or more assets effectuated either directly or indirectly through the sale of any entity owning such assets, including, without limitation, us or the Operating Partnership, or (c) a sale, merger, or other transaction in which the stockholders either receive, or have the option to receive, cash, securities redeemable for cash, and/or securities of a publicly traded company.

2. The description set forth below supersedes and replaces the description of acquisition fees payable to the Advisor under the heading “Acquisition Fees—The Advisor—Acquisition of Real Properties” in the sections titled “Prospectus Summary—Compensation to the Advisor and Affiliates” and “Management Compensation” on pages 5 and 117, respectively, of the Prospectus and elsewhere throughout the Prospectus, and supersedes and replaces the description in Section C.2 of Supplement No. 9, dated January 14, 2013.

Acquisition fees are payable to the Advisor in connection with the acquisition, or the development, construction, improvement, or stabilization of, real properties and will vary depending on whether the asset acquired is in the operational stage or in the development, construction, or improvement stage. For each real property acquired in the operational stage, the acquisition fee is an amount equal to 1.0% of the total purchase price of the properties acquired (or our proportional interest therein), including in all instances real property held in joint ventures or co-ownership arrangements. In connection with providing services related to the development, construction, improvement and stabilization, including tenant improvements of real properties, which we refer to collectively as development services, or overseeing the provision of these services by third parties on our behalf, which we refer to as development oversight services, the acquisition fee, which we refer to as the development acquisition fee, will equal up to 4.0% of total project cost, including debt, whether borrowed or assumed (or our proportional interest therein with respect to real properties held in joint ventures or co-ownership arrangements). If the Advisor engages a third party to provide development services directly to us, the third party will be compensated directly by us and the Advisor will receive the development acquisition fee if it provides the development oversight services.

B. Update to the Section of the Prospectus Titled “The Advisor and the Advisory Agreement”

1. The following supersedes and replaces the paragraph in the section titled “The Advisor and the Advisory Agreement—General” on page 109 of the Prospectus:

We rely on the Advisor to manage our day-to-day activities and to implement our investment strategy. We, the Operating Partnership, and the Advisor are parties to a fourth amended and restated advisory agreement, dated as of February 21, 2013, which we refer to herein as the “Advisory Agreement.” The Advisor performs its duties and responsibilities under the Advisory Agreement as a fiduciary of the Company and our stockholders.

2. The following supersedes and replaces the first sentence in the section titled “The Advisor and the Advisory Agreement—The Advisory Agreement” on page 112 of the Prospectus:

The current term of the Advisory Agreement ends on February 21, 2014, subject to renewals by our board of directors for an unlimited number of successive one-year periods.